As filed with the Securities and Exchange Commission
                        on January 29, 1998
                                               Registration No. 333-_________

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                       ____________________


                             Form S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933


                    BAUSCH & LOMB INCORPORATED
        (Exact name of registrant as specified in charter)


           New York                                  16-0345235
	(State or other jurisdiction of                  (I.R.S. Employer
	incorporation or organization)                  Identification No.)

                      One Bausch & Lomb Place
                   Rochester, New York 14604-2701
                          (716) 338-6000
                 (Address, including zip code, and
             telephone number, including area code, of
             registrant's principal executive offices)


                       Robert B. Stiles
           Senior Vice President and General Counsel
                    Bausch & Lomb Incorporated
                     One Bausch & Lomb Place
                  Rochester, New York 14604-2901
                         (716) 338-6800
               (Name, address, including zip code,
              and telephone number, including area
                   code, of agent for service)
                     _______________________


Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box.     X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                              CALCULATION OF REGISTRATION FEE


Title of Each   Amount to be      Proposed    Proposed             Amount of
Class of        Registered        Maximum     Maximum              Registration
Securities to                     Offering    Aggregate            Fee
be Registered                     Price Per   Offering
                                  Unit (1)    Price (2)

Debt
Securities      (3)               $(4)        $(4)                 (4)

Common Stock,
par value
$.40            (5)               (4)         (4)                  (4)

  Total(6)      $500,000,000.00   $(4)        $500,000,000.00      $147,500.00


(1) The proposed maximum offering price per unit will be determined from time to time by Registrant in connection with the issuance of such securities.

(2) The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee as provided in General Instruction II.D to Form S-3.

(3) Subject to the limitations set forth in Note 6, an indeterminate amount of Debt Securities is registered to be sold by Registrant.

(4)  Omitted pursuant to General Instruction II.D. of Form S-3.

(5) Subject to the limitations set forth in Note 6, an indeterminate number of shares of Common Stock is registered as may be issuable upon the exercise of any rights to exchange or convert any Debt
Securities registered hereunder.

(6) The aggregate initial offering price of all securities issued from time to time pursuant to this registration statement, calculated in accordance with Rule 457, will not exceed $500,000,000.00. Such amount represents the amount computed pursuant to Rule 457(c) for the principal amount of any Debt Securities issued at their principal amount or the issue price (rather than principal amount) of any Debt Securities issued at an original issue discount. The securities registered hereunder may be sold separately or in units with other securities registered hereunder. No separate consideration will be received for any Common Stock or other Debt Securities issuable upon conversion of or in exchange for Debt Securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion - January 28, 1998
PROSPECTUS

                        Bausch & Lomb Incorporated

                              DEBT SECURITIES


Bausch & Lomb Incorporated (the "Company") may from time to time offer debt securities ("Debt Securities") which may be either senior debt securities or subordinated debt securities and may be exchangeable or convertible into shares of the Company's Common Stock, par value $.40 (the "Common Stock"), with an aggregate public offering price of up to $500,000,000.00 on terms to be determined at the time or times of offering. The Debt Securities may be offered in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, the title, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the holder or the Company, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of any Debt Securities.

The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement. The Common Stock is listed on the New York Stock Exchange under the symbol "BOL." Any Common Stock issuable upon exchange or conversion of any Debt Securities offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

The Debt Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution."

No Debt Securities may be sold without delivery of the applicable
Prospectus Supplement describing the method and terms of the offering of such class or series of the Debt Securities.



      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is February __, 1998

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

IN CONNECTION WITH AN OFFERING OF THE SECURITIES, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                   ____________________________

ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and such securities, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such information is also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Commission's worldwide web site at http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


               DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed by the Company under the Exchange Act with the Commission, are incorporated in this Prospectus by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 1997, as amended on May 28, 1997, June 28, 1997 and September 27, 1997 and the Company's Current Report on Form 8-K filed on January 13, 1998.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents (provided, however, that the information referred to in Instruction 8 to Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission is not incorporated herein by reference).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to those documents. Requests should be directed to: Investor Relations Department, Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, New York 14604 (716) 338-6025.


                           THE COMPANY

Bausch & Lomb Incorporated is a world leader in the development, manufacture and marketing of products and services for the eye care and healthcare fields. Its core businesses include soft and rigid gas permeable contact lenses, lens care products, premium sunglasses and ophthalmic pharmaceutical products. The Company was founded in 1853 in Rochester, N.Y., where it continues to have its headquarters. The Company has annual revenues of approximately $2 billion and employs over 13,000 people in 35 countries. Bausch & Lomb products are available in more than 100 countries around the world. Except where the context otherwise requires, the term "Company" includes Bausch & Lomb Incorporated and its subsidiaries. The Company's executive offices are located at One Bausch & Lomb Place, Rochester, New York 14604, telephone number (716) 338-6000.


                       RECENT DEVELOPMENTS

LITIGATION UPDATE

In its 1996 Annual Report on Form 10-K, the Company described shareholder actions commenced in June 1994 against the Company and several officers. On November 14, 1997, the Company entered into a memorandum of understanding with the attorneys representing the purported class of purchasers of Bausch & Lomb common stock from December 13, 1993 through January 25, 1995. Bausch & Lomb agreed to pay $42 million to resolve these claims. The parties have agreed to work out the specific terms of the settlement during the ninety days following execution of the memorandum of understanding. Once the detailed terms of the settlement agreement are finalized between Bausch & Lomb and the attorneys for the shareholders, the agreement will be submitted to the court for approval and notice of the specific terms will be provided to potential members of the class.

In its 1996 Annual Report on Form 10-K, the Company discussed a continuing investigation by the Securities and Exchange Commission regarding the Company's accounting treatment of a fourth quarter 1993 sales program initiated by the Contact Lens Division and of sunglass sales in its Asia Pacific Division in the period from late 1992 through early 1994. On November 17, 1997, the Company confirmed that it had entered into an administrative Consent Order with the SEC, finally resolving the investigation. The Consent Order requires that the Company cease and desist from committing or causing any violation and any future violation of certain provisions of the Exchange Act and the rules promulgated thereunder.

CHANGES IN LONG TERM DEBT RATINGS

In its Quarterly Report on Form 10-Q for the quarterly period ended September 27, 1997, the Company reported that following the announcement of pending acquisitions by the Company of Chiron Vision Corporation and Storz Instrument Company, both Standard & Poor's and Moody's Investor Service placed the Company's long term debt ratings under review for possible downgrade. The Company has been notified by each rating service that their review has been completed, the result being that the Company's long-term debt has been downgraded by Standard & Poor's to BBB and by Moody's Investor Service to Baa2.

RECENT ACQUISITIONS

In its Form 8-K filed with the Commission on January 13, 1998, the Company reported the consummation of two previously announced acquisitions. The following summarizes the information contained in that report:

On December 29, 1997, the Company acquired, for $300 million in cash, all of the issued and outstanding shares of Chiron Vision Corporation ("Chiron Vision"), pursuant to an October 21, 1997 agreement between the Company and Chiron Corporation, the sole shareholder of Chiron Vision. Chiron Vision's business is the research, development and manufacture of innovative products that improve results in cataract and refractive surgery, and the treatment of progressive eye diseases.

On December 31, 1997, the Company, in a combined purchase of stock and assets, acquired, for $380 million in cash, Storz Instrument Company, Storz Ophthalmics, Inc. and Cyanamid Chirurgie S.A.S. (collectively the "Storz Entities") pursuant to an October 21, 1997 agreement by and among the Company, American Cyanamid Company ("Cyanamid") and American Home Products Corporation ("AHP"). Storz manufactures and distributes high quality ophthalmic surgical instruments, surgical and diagnostic equipment, intraocular lens implants and ophthalmic pharmaceuticals.

The funds used to consummate both of these acquisitions came from the issuance by the Company of short-term obligations under the Company's commercial paper program.

RATIO OF EARNINGS TO FIXED CHARGES

The following table represents the Company's ratio of earnings to fixed charges for the periods shown.

                          YEAR ENDED DECEMBER
       ----------------------------------------------------------
       1997      1996       1995        1994       1993      1992
      ------    ------     ------      ------     ------    ------

                 4.16        5.46       3.71       7.06      9.31

For the purpose of this ratio: (i) earnings consist of income before fixed charges and income taxes for the Company and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.


                         USE OF PROCEEDS

Except as otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Company and their subsidiaries and will be used for general corporate purposes, including working capital and capital expenditures, and for the refinancing of existing short-term indebtedness. The Company may invest the proceeds in marketable securities prior to their application to such uses. The approximate amount of such net proceeds will be specified in the applicable Prospectus Supplement and will depend upon the type, aggregate principal amount and initial offering price of the particular series of Debt Securities to be determined at the time of sale.


                 DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

The Debt Securities are to be issued under an Indenture, dated as of September 1, 1991 (the "Indenture"), between the Company and Citibank, N.A., as Trustee (the "Trustee"), a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.

GENERAL

The Debt Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

The Indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

Reference is made to the Prospectus Supplement for the following terms or additional provisions of the Debt Securities offered at that time (the "Offered Debt Securities"): (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable;
(v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (vi) the date or dates from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the regular dates for any such interest payment dates; (vii) any provision relating to the mandatory or optional redemption of the Offered Debt Securities; (viii) the place or places at which the Company will make payment of principal of and any premium and interest on the Offered Debt Securities and the method of such payment; (ix) the person to whom any interest on any Offered Debt Security will be payable, if other than the person in whose name that Offered Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (x) if other than U.S. dollars, the currency (including composite currencies) in which payment of principal of and any premium and interest on the Offered Debt Securities shall be payable; (xi) any currency (including composite currencies) other than the stated currency of the Offered Debt Securities in which the principal of and any premium and interest on the Offered Debt Securities may, at the election of the Company or the Holders, be payable, and the periods within which, and terms and conditions upon which, such election may be made; (xii) if the amount of payments of principal of and any premium and interest on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined; (xiii) the right of the Company to defease the Offered Debt Securities or certain restrictive covenants and certain Events of Default under the Indenture; (xiv) whether the Offered Debt Securities will be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Security of Global Securities; (xv) any restrictive covenants, Events of Default, or other terms relating to the Offered Debt Securities in addition to those described herein; (xvi) any provision for the exchange or conversion of the Offered Securities for Common Stock and the terms and conditions of such exchange or conversion; and (xvii) any other specific terms of the Offered Debt Securities.

Principal and any premium or interest will be payable, and the Debt Securities will be transferable, at the Place of Payment designated for such Debt Securities (Sections 305 and 1002); provided that the payment of any interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears on the Security Register.

Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith. (Section 305)

Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof following the occurrence of an Event of Default and the continuation thereof. (Section 101)

SUBSIDIARIES

The term "Subsidiary" is defined as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. The term "Significant Subsidiary" has the meaning specified in Article I, sec.210.1-02(v) of Regulation S-X of the Securities and Exchange Commission as in effect on September 1, 1991.

LIMITATION UPON SECURED DEBT OF THE COMPANY AND ITS SIGNIFICANT
SUBSIDIARIES

If the Company or any Significant Subsidiary incurs, issues, assumes, guarantees or suffers to exist any Debt secured by a Mortgage on any property of the Company or any Significant Subsidiary, or on any shares of stock or Debt of any Significant Subsidiary, the Company will secure or cause such Significant Subsidiary to secure the Debt Securities equally and ratably with (or, at the Company's option, prior to) such secured Debt, for as long as such secured Debt is so secured, unless the aggregate amount of all such secured Debt plus all Attributable Debt of the Company and its Significant Subsidiaries in respect of sale and leaseback transactions (other than those exempt under clause (b) under "Limitation Upon Sale and Leaseback Transactions" below), would not exceed 10% of Consolidated Net Tangible Assets. (Section 1008) This restriction will not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Significant Subsidiary, (b) Mortgages in favor of the Company or any Significant Subsidiary, (c) Mortgages in favor of any governmental bodies to secure progress, advance or other payments, (d) Mortgages on property (including leasehold estates), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are created or for which commitments are received within specified time limits, and (e) within certain limitations, any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive. (Section 1008) "Attributable Debt" means the total net amount of rent required to be paid during the remaining term of any lease, discounted at a rate per annum equal to the weighted average interest rate, or yield to maturity in the case of an Original Issue Discount Security, borne by all the Outstanding Securities compounded semi-annually. (Section 101) "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof constituting Funded Debt, as defined below, by reason of being renewable or extendable) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, as set forth on the Company's most recent consolidated balance sheet. (Section 101)

LIMITATION UPON SALE AND LEASEBACK TRANSACTIONS

Sale and leaseback transactions (except such transactions involving leases for less than three years) by the Company or any Significant Subsidiary are prohibited unless (a) the Company or Significant Subsidiary would be entitled to incur Debt secured by a Mortgage on the assets to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the Debt Securities, or (b) the proceeds of the sale or transfer of the assets to be leased are at least equal to their fair market value and, within 120 days after the sale or transfer, the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Funded Debt. (Section 1009) "Funded Debt" means indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months at the option of the borrower. (Section 101)

MERGER AND CONSOLIDATION

The Company may consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that in any such case, (i) either the Company shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a State thereof and such successor corporation shall expressly assume the due and punctual payment of the principal of and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition. (Section 801) If, after giving effect to any such consolidation or merger of the Company with or into any other corporation, or after giving effect to any sale or conveyance of the property of the Company as an entirety or substantially as an entirety to any other corporation, the corporation formed by or resulting or surviving therefrom or which shall have received such property would have outstanding any Debt secured by any Mortgage on any property of the Company or any Significant Subsidiary, or any shares of stock or Debt of any Significant Subsidiary, which such Debt could not at such time be incurred by such corporation under Section 1008 of the Indenture without equally and ratably securing the Securities, the Company, prior to such consolidation, merger, sale or conveyance, will secure the Securities Outstanding under the Indenture, equally and ratably with (or prior to) the Debt secured by such Mortgage in the manner described in Section 1008 of the Indenture. (Section 803)

EVENTS OF DEFAULT

With respect to Debt Securities of any series, the following will be Events of Default under the Indenture: (a) default in the payment of any interest on a Debt Security of that series when due, continued for 30 days; (b) default in the payment of principal of (or premium, if any, on) a Debt Security of that Series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant by the Company (other than a covenant included in the Indenture solely for the benefit of series of

Debt Securities other than that series), continued for 60 days after written notice to the Company by the Trustee or to the Trustee and the Company by Holders of at least 10% of the principal amount of Outstanding Debt Securities of such series; (e) acceleration of any indebtedness for money borrowed in excess of $10,000,000 by the Company as the result of a default under the terms of the instrument under which such indebtedness is or may be issued, or by which it may be secured or evidenced, if such acceleration is not rescinded or annulled, or such indebtedness not discharged, within 10 days after written notice to the Company by the Trustee or to the Trustee and the Company by the Holders of at least 10% of the principal amount of Outstanding Debt Securities of such series; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or discretion of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series. (Section 512)

If an Event of Default with respect to Debt Securities of any series shall occur and be continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms of that series) of all of the Debt Securities of that series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders). Upon such declaration, such principal amount (or specified amount), plus any interest accrued on such Debt Securities to the date of declaration, shall become immediately due and payable. Upon payment (i) of (A) such principal amount and (B) such interest and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company's obligations in respect of the payment of principal of and interest on such Debt Securities shall terminate. At any time after such declaration of acceleration with respect to the Debt Securities of any series, but before a judgment or decree based on such declaration has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such declaration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)

No Holder of any Debt Security will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

MODIFICATION, AMENDMENT OR WAIVER

With certain limited exceptions, modifications and amendments of the Indenture may not be made by the Company and the Trustee without the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected thereby, provided that without the consent of each Holder of Debt Securities affected thereby no such modification or amendment may (1) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (2) reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any Debt Security; (3) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof; (4) change the place or currency of payment of principal of, or interest or premium, if any, on, any Debt Security;
(5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the stated maturity thereof (or redemption date thereof, if applicable);
(6) reduce the percentage in principal amount of the Outstanding Debt Securities of any series the consent of whose Holders is required for any supplemental indenture or waiver provided for in the Indenture; or (7) modify the foregoing requirements except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby. (Sections 901 and 902)

Compliance with certain covenants (including those referred to above relating to restrictions on secured debt and on sales and leasebacks) may be waived with respect to the Debt Securities of any series, either generally or in a specific instance, before the time for compliance with such covenants, by the Holders of at least a majority in principal amount of the Outstanding Securities of that series. (Section 1010) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal (or premium, if any) or interest or a default in respect of those covenants or provisions of the Indenture which cannot be modified without the consent of each Holder of Outstanding Securities of such series affected. (Section
513)

DEFEASANCE AND COVENANT DEFEASANCE

The Indenture provides that, if provision therefor is made with respect to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except from the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities under Sections 501(5), 1008 and 1009 of the Indenture (being the cross-default provision described in clause (e) under "Events of Default" and the restrictions described under "Limitation Upon Secured Debt of the Company and its Significant Subsidiaries" and "Limitation Upon Sale and Leaseback Transactions", respectively) ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. In the case of defeasance, the Holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (Article Thirteen)

CONCERNING THE TRUSTEE

Citibank, N.A. will act as Trustee under the Indenture. Citibank is a participating lender in the Company's line of credit with a commitment to lend up to $17,500,000 in five-year term loans and $52,500,000 in short-term loans. The Company also receives a variety of other banking services from Citibank, including unconfirmed credit lines, cash management services, foreign currency trading arrangements, interest rate management and factoring of domestic accounts receivable. Citibank also provides certain banking services to the Company's foreign subsidiaries.


                       PLAN OF DISTRIBUTION

The Company may sell the Debt Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in the applicable Prospectus Supplement.

The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Debt Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the sale of the Debt Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

Any Debt Securities sold pursuant to a Prospectus Supplement will be a new issue of securities with no established trading market. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Debt Securities. Any Common Stock issuable upon exchange or conversion of any Debt Securities sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

Underwriters participating in the offering of the Debt Securities may purchase and sell Debt Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by such underwriters in connection with the offering. Such underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Debt Securities sold in the offering may be reclaimed by such underwriters if such Debt Securities are repurchased by the underwriters in stabilizing transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or be entitled to contribution with respect to any payments which the underwriters, dealers or agents may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform other services for, the Company in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the Debt Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debt Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                             EXPERTS

The financial statements and financial statement schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 28, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                   VALIDITY OF DEBT SECURITIES

Certain legal matters in connection with the Debt Securities issued by the Company and any

Common Stock into which may be issuable upon the exchange or conversion of any such Debt Securities will be passed upon for the Company by Robert B. Stiles, Senior Vice President and General Counsel of the Company. Mr. Stiles owns approximately [3,926] shares of the Company's Common Stock and also has exercisable options to purchase an additional 19,691 shares of the Company's Common Stock. Pursuant to its By-laws, the Company is required to indemnify Mr. Stiles to the fullest extent permitted by New York law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of the Company. The Company also maintains directors' and officers' liability insurance under which Mr. Stiles is insured against certain expenses and liabilities.

                         Bausch & Lomb
                         Incorporated




                        Debt Securities




                          Prospectus


                      February   , 1998


No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                           SUMMARY
                     TABLE OF CONTENTS

                                              Page

Additional Information
Documents Incorporated by Reference
The Company
Use of Proceeds
Description of Debt Securities
Plan of Distribution
Experts
Legal Matters

                             PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table is an itemized listing of expenses to be incurred by the Company in connection with the issuance and distribution of the Debt Securities being registered hereby, other than discounts and commissions:

SEC Registration Fee                         $147,500.00
NYSE Listing Fee                                      *
Printing and Engraving Costs                   10,000.00
Legal Fees and Expenses                        50,000.00
Accounting Fees and Expenses                   35,000.00
Trustees' Fees                                 35,000.00
Blue Sky Fees and Expenses                     10,000.00
Miscellaneous                                   5,000.00

     Total                                   $292,500.00

*Estimate

Item 15.  Indemnification of Directors and Officers

The New York Business Corporation Law ("BCL") provides that directors and officers of a New York corporation may be indemnified under certain circumstances against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred by them in disposing of actions to which they are a party or are threatened to be made a party by reason of acting as directors or officers if such persons acted in good faith in a manner which they reasonably believed to be in the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. The By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. The Company's restated certificate of incorporation, as amended, eliminates the potential personal monetary liability of the Company's directors to the Company or its shareholders for breaches of their duties as directors except as otherwise required under the BCL.

The Company has purchased insurance under a policy that insures both the Company and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above. The BCL expressly permits New York corporations to purchase such insurance.

Item 16.  Exhibits

Number   Description

4 Form of Indenture, dated as of September 1, 1991, between Bausch & Lomb Incorporated and Citibank, N.A., as Trustee
5.1 Opinion of Robert B. Stiles, Senior Vice President and General Counsel of the Company, regarding the legality of the Debt Securities and Common Stock being registered
24.1 Consent of Robert B. Stiles, Senior Vice President and General Counsel of the Company (included as part of
         Exhibit 5)
24.2     Consent of Price Waterhouse LLP
25       Power of Attorney (included on signature page)
26 Form T-1 Statement of Eligibility and Qualification under Trust Indenture Act of 1939 of Citibank, N.A., as Trustee

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10 (a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York, on the 29th day of January, 1998.

BAUSCH & LOMB INCORPORATED


By:_______________________

Title:____________________

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints William M. Carpenter, Stephen C. McCluski, Alan H. Resnick and Robert B. Stiles, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents, and each of them, full power and authority to do and person each and every act and thing requisite or necessary that he might do in person.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature              Title                        Date


______________________  Director, President          January 27, 1998
William M. Carpenter    and Chief Executive Officer
                        (Principal Executive Officer)


______________________  Senior Vice President -      January 27, 1998
Stephen C. McCluski     Finance (Principal Financial
                        and Accounting Officer)


______________________  Chairman of the Board of     January 27, 1998
William H. Waltrip      Directors


______________________  Director                     January 27, 1998
Franklin E. Agnew


______________________  Director                     January 27, 1998
Ruth R. McMullin

______________________  Director                     January 27, 1998
Linda Johnson Rice


______________________  Director                     January 27, 1998
Domenico DeSole


______________________  Director                     January 27, 1998
Jonathan S. Linen


______________________  Director                     January 27, 1998
William Balderston III


______________________  Director                     January 27, 1998
Kenneth L. Wolfe


______________________  Director                     January 27, 1998
John R. Purcell


______________________  Director                     January 27, 1998
Alvin W. Trivelpiece
  Ph.D.

Exhibit Index

Number  Description                              Location

4       Form of Indenture, dated as of           Incorporated by
        September 1, 1991, between Bausch &      reference to
        Lomb Incorporated and Citibank, N.A.,    Exhibit 4 to
        as Trustee                               Registrant's
                                                 Registration
                                                 Statement on
                                                 Form S-3,
                                                 Registration
                                                 No. 33-42858.

5.1 Opinion of Robert B. Stiles, Senior Vice Included herewith President and General Counsel of the Company, regarding the legality of the Debt Securities and Common Stock being registered

24.1   Consent of Robert B. Stiles, Senior       Included in
       Vice President and General Counsel of     Exhibit 5
       the Company

24.2   Consent of Price Waterhouse LLP           Included herewith

25     Power of Attorney                         Included on
                                                 signature page

26     Form T-1 Statement of Eligibility and     Incorporated by
       Qualification under Trust Indenture Act   reference to
       of 1939 of Citibank, N.A., as Trustee     Exhibit 4 to
                                                 Registrant's
                                                 Registration
                                                 Statement on
                                                 Form S-3,
                                                 Registration
                                                 No. 33-42858